Item 77I Treasury Portfolio (a series of Investors
Cash Trust)

The Premier Money Market Shares class of Treasury
Portfolio was terminated effective on July 10, 2014.



 For internal use only
E:\Electronic Working Files\03 - NSAR\2014\9-30-2014\Investors Cash Trust\03-Exhibits\Exhibit 77I ICT Treas PMM Termination.Docx
 For internal use only

 For internal use only